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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

At Virata Corporation                           At The Financial Relations Board
Kelly Morris                                    Marcia Nakamura (general)
Director of Public Relations                    Susan Katz (analysts/investors)
(408) 566-1000                                  Chris Wood (media)
                                                (415) 986-1591


   VIRATA TO ACQUIRE AGRANAT SYSTEMS FOR ITS KEY WEB TECHNOLOGIES AND NETWORK
                              MANAGEMENT SOFTWARE

     Agranat Software will Enable Virata to be First-to-Market with Universal Plug and Play, and Will Drive Usability and Ease-of Use to DSL and Home Networking Customers

SANTA CLARA, Calif., Ju1y 25, 2000 - Virata Corporation (Nasdaq: VRTA) today announced it has entered into a definitive agreement to acquire privately-held Agranat Systems, Inc. in exchange for approximately 492,000 shares of Virata common stock, including assumed options. The acquisition is expected to provide Virata with Agranat's leading-edge web technologies and networking management software, which has previously been selected by industry leaders such as Alcatel, 3COM Corporation, Cabletron, Hewlett-Packard, Efficient Networks, Lucent, Nortel and Siemens. The transaction is expected to close in the third calendar quarter 2000.

     "Agranat provides Virata with extensive capabilities in web technologies and network management techniques, which will not only enhance our current broadband access products but enable us to deliver solutions for new markets such as the growing Internet appliance and home networking arenas," said Charles Cotton, chief executive officer of Virata Corporation. "By integrating Agranat software into our growing arsenal of DSL product offerings we can deliver a complete solution that makes technologies such as DSL and broadband wireless significantly easier to deploy and maintain; and provides increased functionality and ease-of-use to the end-user. We believe this will drive mass-market acceptance of DSL as it lowers the maintenance

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Virata to Acquire Agranat Systems                                        2-2-2-2

and operation costs incurred by the service provider and delivers an 'out of the box' solution to the end-user that is easy to install, reconfigure and maintain."

     Commenting on the acquisition, Ian Agranat, chief executive officer of Agranat, said "We are very excited by the acquisition and believe the combination of our two companies will bring significant benefits to both Virata and Agranat customers. With our combined resources, we will be able to immediately add value to Virata's existing broadband solutions and also accelerate our internal technology roadmap for delivering next generation systems management solutions including features and options such as Universal Plug and Play (UPnP) and XML."

     In order to support Agranat's existing customer base and to facilitate the delivery of software-only solutions to current and future customers, it is planned that Agranat will continue to operate as a separate business unit out of its Maynard, Mass. office. It is also expected that the new Virata business unit will be managed by Ian Agranat and will continue offering software-only solutions such as the EmWeb product family. Added Cotton, "With the addition of Agranat software to Virata's current DSL semiconductors and software, we intend to be first-to-market with a suite of next generation system management
solutions including Universal Plug and Play (UPnP) implementations.   We believe
this will deliver significant competitive advantages to our customers."

About Agranat Systems

     Agranat Systems, Inc. is the leading provider of embedded Web management solutions. Through the EmWeb family, Agranat delivers the software technology, development tools, and design support enabling developers to create web-managed products. End users of these products can remotely access, configure, and manage devices or applications via the Internet using a standard web browser interface. EmWeb/Server is a highly efficient, fully scalable embedded HTTP software server providing guaranteed interoperability, security, and compliance to the latest web standards. Additional products include EmWeb/Client, EmWeb/CLI, GUIkit, and EmStack, as well as integration packages for SNMP and SSL. Agranat is a member of the World Wide Web Consortium (W3C), UPnP Forum and actively participates in the development and contribution of Web standards to the Internet Engineering Task Force (IETF). For more information, visit http://www.agranat.com.
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Virata to Acquire Agranat Systems                                        3-3-3-3

About Virata

     Virata Corporation provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line (DSL) technologies. These "integrated software on silicon" product solutions enable customers to develop a diverse range of broadband wireless and DSL equipment including modems, gateways, routers, and integrated access devices targeted at the voice and high-speed data network access market. Virata's products are designed to enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

     Virata is a principal member of the ATM Forum, DSL Forum, MPLS Forum, UPnP Forum, HomePNA, ITU and the official Bluetooth SIG organization. A publicly traded company on the Nasdaq stock market, Virata was founded in 1993 and is headquartered in Santa Clara, California.

Virata is a registered trademark of Virata Corporation. Agranat Systems and EmWeb are registered trademarks of Agranat Systems. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Factors that might cause a difference include, but are not limited to, those relating to evolving industry standards, the pace of development and market acceptance of Virata's products and the DSL market generally, commercialization and technological delays or difficulties, the impact of competitive products and technologies, competitive pricing pressures, manufacturing risks, the possibility of our products infringing patents and other intellectual property of third parties, product defects, costs of product development, the company's ability to complete the acquisition in the time period outlined, or at all, and extract value from the acquisition, and manufacturing and government regulation. Virata will not update these forward-looking statements to reflect events or circumstances after the date hereof. More detailed information about potential factors that could affect Virata's financial results is included in the documents Virata files from time to time with the Securities and Exchange Commission.

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